Exhibit 99.1

Media contacts: Judi Frost Mackey, +1 212 632 1428 judi.mackey@lazard.com	Investor contacts: Kathryn Harmon, +1 212 632 6637 kathryn.harmon@lazard.com

LAZARD ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

AND DELIVERY OF NOTICE OF REDEMPTION BY LAZARD GROUP LLC

NEW YORK, November 14, 2013 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) has completed its previously announced offering of $500 million aggregate principal amount of 4.250% Senior Notes due 2020 (the “Notes”). The Notes were issued by Lazard Group and were offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Notes are senior unsecured obligations of Lazard Group.

Lazard Ltd also announced today that Lazard Group delivered today to the holders of its outstanding 7.125% Senior Notes due May 15, 2015 (the “2015 Notes”) a notice of redemption to redeem any and all of the 2015 Notes not purchased in its previously announced cash tender offer for the 2015 Notes (the “Tender Offer”). All of the remaining then outstanding 2015 Notes will be redeemed on December 16, 2013 at a make-whole redemption price, calculated in accordance with the indenture governing the 2015 Notes. The previously announced Tender Offer will expire today at 5:00 p.m. (New York City time), unless extended or terminated as described in the Offer to Purchase dated November 6, 2013.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the securities described herein. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated November 6, 2013. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE